Exhibit 10.2

CORPORATE AGREEMENT

by and between

FBR CAPITAL MARKETS CORPORATION

and

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

dated as of July 20, 2006

(i)

7.1.	Limitation of Liability	15
7.2.	Subsidiaries	15
7.3.	Amendments	16
7.4.	Severability	16
7.5.	Notices	16
7.6.	Further Assurances	17
7.7.	Counterparts	17
7.8.	Governing Law	17
7.9.	Entire Agreement	17
7.10.	Successors	17
7.11.	Specific Performance	17

(ii)

CORPORATE AGREEMENT

THIS CORPORATE AGREEMENT (“Agreement”) is entered into as of July 20, 2006 by and between FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (“FBR Capital Markets”) and FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., a Virginia corporation (“FBR Group”).

RECITALS

A. FBR TRS Holdings, Inc. (“FBR TRS”), which is a wholly-owned subsidiary of FBR Group, currently owns 1,000 shares of common stock, $0.001 par value per share (“Common Stock”), of FBR Capital Markets, which represents all of the issued and outstanding shares Common Stock; and

B. FBR TRS has agreed in a contribution agreement dated as of the date hereof (the “Contribution Agreement”) to contribute to FBR Capital Markets all of the issued and outstanding shares of capital stock of the following wholly-owned subsidiaries of FBR TRS (the “Contributed Entities” and each, individually, a “Contributed Entity”) in exchange for an additional 45,999,000 shares of Common Stock of FBR Capital Markets:

(i)	FBR Asset Management Holdings, Inc.; a Virginia corporation; and

(ii)	FBR Capital Markets Holdings, Inc., a Delaware corporation; and

C. Concurrently with the execution and delivery by the parties of this Agreement, FBR Capital Markets is issuing and selling in a private offering 12,066,667 shares of Common Stock, plus up to an additional 1,810,000 shares of Common Stock to cover additional allotments, if any, pursuant to the terms and conditions of that certain Purchase/Placement Agreement, dated as of July 14, 2006, by and between FBR Capital Markets and Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.”), as well as an additional 5,266,667 shares of Common Stock, subject to adjustment in certain circumstances, in a concurrent private placement to affiliates of Crestview Partners. The private offering and concurrent private placement described in the preceding sentence are referred to as the “Offering.” Following completion of the Offering, FBR TRS will own 46,000,000 shares of Common Stock representing approximately 72.6% of the issued and outstanding shares of Common Stock (or 70.6% if the initial purchaser/placement agent’s additional allotment option in the Offering is exercised in full); and

D. The parties desire to enter into this Agreement to set forth certain arrangements regarding: (i) certain covenants and agreements regarding the conduct of FBR Capital Markets’ business; (ii) treatment of potential corporate opportunities and conflicts of interest between FBR Capital Markets and FBR Group; and (iii) FBR Group’s rights to purchase additional shares of Common Stock upon any issuance by FBR Capital Markets of shares of Common Stock to any person in order to permit FBR Group to maintain its beneficial ownership percentage interest in FBR Capital Markets at approximately 72.6% (or approximately 70.6% if the initial purchaser/placement agent’s additional allotment option in the Offering is exercised in full).

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FBR Capital Markets and FBR Group, for themselves and their successors and assigns, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.	Definitions.

As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Action” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity.

“Affiliate” means, with respect to a given Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning ascribed in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

“Applicable Stock” means at any time the (i) shares of Common Stock beneficially owned by FBR Group (through FBR TRS) that are owned on the date hereof following completion of the transactions contemplated under the Contribution Agreement, plus (ii) any shares of Common Stock that are issued to FBR TRS in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event in respect of shares described in clause (i) plus (iii) any shares of Common Stock issued to FBR TRS as a result any exercise by FBR Group of the Option.

“Common Stock” has the meaning ascribed in the preamble hereto.

“Contributed Entities” has the meaning ascribed in the preamble hereto.

“Contribution Agreement” has the meaning ascribed in the preamble hereto.

“Contributed Entities Liabilities” means any and all Liabilities relating to any event or set of facts that occurred or existed prior to the Offering Date (i) of or in any way relating, in whole or in part, to any Contributed Entity or any of its Subsidiaries that is in existence at the Offering Date or (ii) as a result of or in connection with the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of any Contributed Entity or any of its Subsidiaries that is in existence at the Offering Date or the ownership or use of assets or property in connection therewith.

“Contributed Entity” has the meaning ascribed in the preamble hereto.

“FBR Capital Markets” has the meaning ascribed in the preamble hereto.

“FBR Capital Markets Articles” means the articles of incorporation of FBR Capital Markets, as amended from time to time.

“FBR Capital Markets Board” means the Board of Directors of FBR Capital Markets.

“FBR Capital Markets Entities” means FBR Capital Markets and all of its Subsidiaries, including the Contributed Entities and each of their direct or indirect subsidiaries as of the Offering Date; and “FBR Capital Markets Entity” shall mean any of the FBR Capital Markets Entities.

“FBR Capital Markets Entities Liabilities” means, except as otherwise specifically provided in any Transaction Document, all Liabilities, arising on or after the Offering Date, (i) of or in any way relating, in whole or in part, to any FBR Capital Markets Entity or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the FBR Capital Markets Entities or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “FBR Capital Markets Entities Liabilities” shall exclude (i) all Contributed Entities Liabilities, (ii) all Liabilities for Taxes of the FBR Capital Markets Entities (because the Tax Sharing Agreement will govern those Liabilities); (iii) all Liabilities of the FBR Capital Markets Entities pursuant to the Services Agreement (because the Services Agreement will govern those Liabilities); (iv) all Liabilities of the FBR Capital Markets Entities pursuant to the Management Services Agreement (because the Management Services Agreement will govern those Liabilities), (v) all Liabilities of the FBR Capital Markets Entities pursuant to the License Agreement( because the License Agreement will govern those Liabilities) and (v) all Liabilities of the FBR Capital Markets Entities pursuant to the Registration Rights Agreement (because the Registration Rights Agreement will govern those Liabilities).

“FBR Capital Markets Indemnitee” has the meaning ascribed thereto in Section 4.3.

“FBR Group” has the meaning ascribed in the preamble hereto.

“FBR Group Articles” means the articles of incorporation of FBR Group, as amended from time to time.

“FBR Group Board” means the Board of Directors of FBR Group.

“FBR Group Entities” means FBR Group and Subsidiaries of FBR Group including but not limited to FBR TRS and its Subsidiaries (other than Subsidiaries that constitute FBR Capital Markets Entities) and “FBR Group Entity” shall mean any of the FBR Group Entities.

“FBR Group Entities Liabilities” means, except as otherwise specifically provided in any Transaction Document, all Liabilities relating to any event or set of facts that occurred, occur, existed or exist, whether arising before, at or after the Offering Date, of or in any way relating, in whole or in part, to or involving in an way any FBR Group Entity or arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the FBR Group Entities or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “FBR Group Entities Liabilities” shall exclude (i) Liabilities for Taxes of the FBR Group Entities (because the Tax Sharing Agreement will govern those Liabilities); (ii) all Liabilities of the FBR Group Entities pursuant to the Services Agreement (because the Services Agreement will govern those Liabilities; (iii) all Liabilities of the FBR Group Entities pursuant to the License Agreement (because the License Agreement will govern those Liabilities) and (iv) all Liabilities of the FBR Group Entities pursuant to the Management Services Agreement (because the Management Services Agreement will govern those Liabilities).

“FBR TRS” has the meaning ascribed in the preamble hereto.

“FBR TRS Articles” means the articles of incorporation of FBR TRS, as amended from time to time.

“FBR TRS Board” means the Board of Directors of FBR TRS.

“FBR TRS Ownership Reduction” means any decrease at any time in the Ownership Percentage to less than 50%.

“Finally Determined” means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“Governmental Entity” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” has the meaning ascribed thereto in Section 4.4

“Indemnifying Party” has the meaning ascribed thereto in Section 4.4.

“Information” has the meaning ascribed thereto in Section 2.2(a).

“Issuance Event” has the meaning ascribed thereto in Section 5.2.

“Issuance Event Date” has the meaning ascribed thereto in Section 5.2.

“Liabilities” means any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

“License Agreement” means the License Agreement, dated as of the Offering Date, by and between FBR Group and FBR Capital Markets.

“Management Services Agreement” means the Management Services Agreement, dated as of the Offering Date, by and between FBR Group and FBR Capital Markets.

“Offering” has the meaning ascribed in the preamble hereto.

“Offering Date” means the date of closing of the initial sale of shares Common Stock in the Offering.

“Offering Memorandum” means, in connection with the Offering, both (i) the preliminary offering memorandum, subject to completion, dated June 23, 2006 and (ii) the final offering memorandum, July [ ], 2006.

“Option” has the meaning ascribed thereto in Section 5.1.

“Option Notice” has the meaning ascribed thereto in Section 5.2.

“Ownership Percentage” means, at any time, the fraction, expressed as a percentage and rounded to the next highest thousandth of a percent, whose numerator is the number of shares of the Applicable Stock and whose denominator is the number of outstanding shares of Common Stock of FBR Capital Markets; provided, however, that any shares of Common Stock issued by FBR Capital Markets in violation of its obligations under Article V of this Agreement shall not be deemed outstanding for the purpose of determining the Ownership Percentage.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Government Entity (and any department or agency thereof) or other entity.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Offering Date, by and between FBR Capital Markets and Friedman, Billings, Ramsey & Co., Inc.

“Representative” shall mean, with respect to any Person, each of such Person’s directors, officers, employees, representatives, attorneys, accountants, advisors and agents, and each of the heirs, executors and assigns of any of the foregoing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Services Agreement” means the Services Agreement, dated as of the Offering Date, by and among FBR Capital Markets, Friedman, Billings, Ramsey & Co., Inc. and FBR Group.

“Subsidiary” means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. “Subsidiary,” when used with respect to FBR TRS or FBR Capital Markets, shall also include any other entity affiliated with FBR TRS or FBR Capital Markets, as the case may be, that FBR TRS and FBR Capital Markets may hereafter agree in writing shall be treated as a “Subsidiary” for the purposes of this Agreement.

“Tax” has the meaning assigned to that term in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the Offering Date, by and among FBR Capital Markets, FBR TRS and FBR Group.

“Transaction Documents” means this Agreement, the Tax Sharing Agreement, the Services Agreement, the License Agreement and the Management Services Agreement, and the exhibits and schedules to those agreements.

1.2.	Internal References.

Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II

CERTAIN COVENANTS AND AGREEMENTS

2.1.	No Violations.

(a) FBR Capital Markets covenants and agrees that it will not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any FBR Group Entity or FBR TRS Entity of: (i) any provisions of applicable law or regulation; (ii) any provision of the FBR TRS Articles or bylaws and the FBR Group Articles or bylaws;

(iii) any credit agreement or other material instrument binding upon either FBR TRS or FBR Group in effect as of the date of this Agreement; or (iv) any judgment, order or decree, in effect as of the date of this Agreement, of any Governmental Entity having jurisdiction over FBR TRS, FBR Group or any of their assets.

(b) Each of FBR TRS and FBR Group covenants and agrees that it will not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any FBR Capital Markets Entity of: (i) any provisions of applicable law or regulation; (ii) any provision of the FBR Capital Markets Articles or bylaws; (iii) any credit agreement or other material instrument binding upon FBR Capital Markets in effect as of the date of this Agreement; or (iv) any judgment, order or decree, in effect as of the date of this Agreement, of any Governmental Entity having jurisdiction over FBR Capital Markets or any of its assets.

(c) Each of FBR Capital Markets and FBR Group agrees to provide to the others any information and documentation requested by the others for the purpose of evaluating and ensuring compliance with Sections 2.1(a) and 2.1(b) hereof.

(d) Notwithstanding the foregoing Sections 2.1(a), 2.1(b) and 2.1(c), nothing in this Agreement is intended to limit or restrict in any way FBR TRS’s rights as a shareholder of FBR Capital Markets.

2.2.	Access to Information.

(a) FBR Group and FBR Capital Markets, subject to compliance by each other, their respective Subsidiaries and all of their designated Representatives with the provisions of this Section 2.2, shall afford to each other and to each other’s authorized accountants, counsel and other designated Representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all books and records and documents, communications, items and matters (collectively, “Information”) within the knowledge, possession or control of the other party or any FBR Group Entity or FBR Capital Markets Entity relating to their respective businesses insofar as such access is (i) reasonably required by FBR Group or FBR Capital Markets or any FBR Group Entity or FBR Capital Markets Entity, as the case may be, for the purpose of performing their respective obligations under this Agreement or any other agreement between or among the parties, and (ii) permitted by law (and shall use reasonable efforts to cause Persons or firms possessing relevant Information to give similar access).

(b) Except as required by law, regulation or legal or judicial process, FBR Group agrees that neither it nor any FBR Group Entity nor any of their respective directors, officers or employees will without the prior written consent of FBR Capital Markets disclose to any Person any material, non-public information concerning the business or affairs of FBR Capital Markets or any FBR Capital Markets Entity acquired from any director, officer or employee of FBR Capital Markets or any FBR Capital Markets Entity (including any director, officer or employee of FBR Capital Markets or any FBR Capital Markets Entity who is also a director, officer or employee of FBR Group or any FBR Group Entity).

(c) Except as required by law, regulation or legal or judicial process, FBR Capital Markets agrees that neither it nor any FBR Capital Markets Entity nor any of their respective directors, officers or employees will, without the prior written consent of FBR Group, disclose to any Person any material, non-public information concerning the business or affairs of FBR Group or any FBR Group Entity acquired from any director, officer or employee of FBR Group or any FBR Group Entity (including any director, officer or employee of FBR Group or any FBR Group Entity who is also a director, officer or employee of FBR Capital Markets or any FBR Capital Markets Entity).

2.3.	Intercompany Transactions.

All material intercompany transactions between any FBR Capital Markets Entity and any FBR Group Entity, including any amendments to this Agreement, the Services Agreement, the Management Services Agreement, the Tax Sharing Agreement, the License Agreement or any other agreement between any FBR Capital Markets Entity, on the one hand, and any FBR Group Entity, on the other hand, will be subject to the approval of the Audit Committee of the FBR Capital Markets Board.

2.4.	Actions Requiring Consent.

(a) FBR Capital Markets must obtain FBR Group’s written consent before:

(i) entering into any agreement or arrangement that binds or purports to bind any FBR GroupEntity or contains provisions that trigger a default or require a material payment when FBR Group exercises any of its rights under this Agreement;

(ii) declaring any extraordinary dividend or making any other extraordinary distribution to the holders of the Common Stock; or

(iii) issuing any shares of Common Stock or securities convertible into or exercisable for Common Stock except for shares of Common Stock issued or granted to employees of the FBR Capital Markets Entities pursuant to the terms of any stock option or other executive or employee benefit or compensation plan.

(b) FBR Group may assign all or any portion of its rights under this Section 2.4 to any transferee of shares of Common Stock previously held by FBR TRS. The assignee of these rights may exercise the rights only to the extent that and so long as such transferee owns or has the right to acquire more than 50% of the then outstanding Common Stock.

ARTICLE III

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

3.1.	General.

In anticipation that FBR Capital Markets will cease to be a direct, wholly-owned subsidiary of FBR TRS, but that FBR TRS will remain a substantial shareholder of FBR Capital Markets, and in anticipation that the FBR Capital Markets Entities and the FBR Group Entities

may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunity, and in recognition of the benefits to be derived by each of FBR Capital Markets and FBR Group through their continued contractual, corporate and business relations, the provisions of this Article III are set forth to regulate and define the conduct of certain affairs each party and its respective officers and directors, and the powers, rights, duties and liabilities of each party and its respective directors and shareholders in connection therewith.

3.2.	Business Activities.

(a) FBR Group shall have no duty to refrain from: (i) engaging in the same or similar activities or lines of business as the FBR Capital Markets Entities; (ii) doing business with any customer or client of any FBR Capital Markets Entity; and (iii) employing or engaging any officer or employee of any FBR Capital Markets Entity, and no officer or director thereof (except as provided in Section 3.3) shall be liable to any FBR Capital Markets Entity or its shareholders for breach of any fiduciary duty by reason of any such activities of the FBR Group Entities.

(b) FBR Capital Markets shall have no duty to refrain from: (i) engaging in the same or similar activities or lines of business as the FBR Group Entities; (ii) doing business with any customer or client of any FBR Group Entity; and (iii) employing or engaging any officer or employee of any FBR Group Entity, and no officer or director thereof (except as provided in Section 3.3) shall be liable to any FBR Group Entity or their shareholders for breach of any fiduciary duty by reason of any such activities of the FBR Capital Markets Entities.

3.3.	Corporate Opportunities.

(a) In the event that a director or officer of FBR Capital Markets who is also a director or officer of FBR Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both of FBR Capital Markets and/or FBR Group, such director or officer of FBR Capital Markets shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to FBR Capital Markets and its shareholders and to FBR Group and its shareholders, as applicable, with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

(i) If any officer or director of FBR Capital Markets who also serves as an officer or director of FBR Group becomes aware of a potential transaction related to the asset management business, investment banking business or sales, trading and institutional brokerage business (as each such business is described in the Offering Memorandum) that may represent a corporate opportunity for FBR Capital Markets and FBR Group, such officer or director has no duty to present that opportunity to FBR Group; and FBR Capital Markets will have the sole right to pursue the transaction if the FBR Capital Markets Board so determines.

(ii) If any officer or director of FBR Capital Markets who also serves as an officer or director of FBR Group becomes aware of any potential transaction not described in clause (i) above that may represent a corporate opportunity for either FBR Capital Markets and FBR Group, such officer or director will have a duty to present that opportunity to FBR Group; and FBR Group will have the sole right to pursue the transaction if the FBR Group Board so determines.

(iii) If any officer or director of FBR Capital Markets who also serves as an officer or director of FBR Group, or any officer or director of FBR Capital Markets who also serves as an officer or director of FBR Capital Markets, becomes aware of any potential opportunity to invest as a principal, for investment purposes only and not for strategic purposes, in the securities of a third party issuer that is an existing or potential investment banking client of FBR Capital Markets (a “Merchant Banking Opportunity”), such Merchant Banking Opportunity shall be deemed to represent a corporate opportunity for both FBR Capital Markets and FBR Group and such officer or director shall have a duty to present the Merchant Banking Opportunity to both FBR Capital Markets and FBR Group. If either FBR Group or FBR Capital Markets determines to invest in the Merchant banking Opportunity, then FBR Group shall be required to purchase 50% of the Merchant Banking Opportunity and FBR Capital Markets shall be required to purchase 50% of the Merchant Banking Opportunity; provided, however, that (x) if a majority of a committee of at least three of the independent members of the Board of Directors of FBR Group determines to purchase less than or none of the 50% portion of such Merchant Banking Opportunity that FBR Group is required to purchase, then FBR Capital Markets shall have the right to purchase that portion of the Merchant Banking Opportunity that FBR Group elects not to purchase and (y) if a majority of a committee of at least three of the independent members of the Board of Directors of FBR Capital Markets determines to purchase less than or none of the 50% portion of such Merchant Banking Opportunity that FBR Capital Markets is required to purchase, FBR Group shall have the right to purchase that portion of the Merchant Banking Opportunity that FBR Capital Markets elects not to purchase.

(b) If any officer or director of FBR Capital Markets who does not serve as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity for FBR Capital Markets and FBR Group, neither FBR Capital Markets nor such officer or director has a duty to present that opportunity to FBR Group; and FBR Capital Markets may pursue the transaction if the FBR Capital Markets Board so determines.

(c) If any officer or director of FBR Group who does not serve as an officer or director of FBR Capital Markets becomes aware of a potential transaction that may represent a corporate opportunity for FBR Capital Markets and FBR Group, neither FBR Group nor such officer or director has a duty to present that opportunity to FBR Capital Markets; and FBR Group may pursue the transaction if the FBR Group Board so determines.

3.4.	FBR Capital Markets Entities and FBR Group Entities.

For purposes of this Article III only, the term “FBR Capital Markets” shall include any FBR Capital Markets Entity and the term “FBR Group” shall include any FBR Group Entity.

3.5. Notice.

Any Person purchasing or otherwise acquiring any interest in shares of the Common Stock shall be deemed to have notice of and to have consented to the provisions of this Article III.

ARTICLE IV

INDEMNIFICATION FOR LIABILITIES

4.1.	FBR Capital Markets Indemnification of the FBR Group Entities for Certain Liabilities.

(a) Subject to Section 4.4, on and after the Offering Date, FBR Capital Markets shall indemnify and hold harmless each FBR Group Entity and their respective directors, officers and employees (each, an “FBR Group Indemnitee”) from and against any and all Liabilities incurred or suffered by any FBR Group Indemnitee arising out of (i) any and all FBR Capital Markets Entities Liabilities and (ii) the breach by any FBR Capital Markets Entity of any obligation under this Agreement.

(b) Subject to Section 4.4, FBR Capital Markets shall indemnify and hold harmless each FBR Group Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any FBR Group Entity pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any FBR Group Indemnitee by any FBR Capital Markets Entity or incorporated by reference by any FBR Group Indemnitee from any filings made by any FBR Capital Markets Entity with the SEC under the Securities Act or the Securities Exchange Act, if that statement or omission was made or occurred after the Offering Date.

4.2.	FBR Group Indemnification of FBR Capital Markets Entities for Certain Liabilities.

(a) Subject to Section 4.4, on and after the Offering Date, FBR Group shall indemnify and hold harmless each FBR Capital Markets Indemnitee from and against any and all Liabilities incurred or suffered by any FBR Capital Markets Indemnitee arising out of (i) any and all FBR Group Entities Liabilities and any Contributed Entities Liabilities and (ii) the breach by any FBR Group Entity of any obligation under this Agreement.

(b) Subject to Section 4.4, FBR Group shall indemnify and hold harmless each FBR Capital Markets Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any FBR Capital Markets Entity pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any FBR Capital Markets Indemnitee by any FBR Group Entity or incorporated by reference by any FBR Capital Markets Indemnitee from any filings made by any FBR Group Entity with the SEC under the Securities Act or the Securities Exchange Act, if that statement or omission was made or occurred after the Offering Date.

4.3.	Third-Party Rights; Tax Benefits.

Any indemnification pursuant to Sections 4.1 through 4.2 shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Sections 4.1 through 4.2, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Sections 4.1 through 4.2.

4.4.	Notice and Payment of Claims.

If any FBR Group Indemnitee or FBR Capital Markets Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Article IV of this Agreement (other than in connection with any Action subject to Section 4.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

4.5.	Notice and Defense of Third-Party Claims.

Promptly after the earlier of receipt of (i) notice that a third party has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article IV of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 4.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 4.5; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged liability and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party’s sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

4.6.	Contribution.

If for any reason the indemnification provided for in Sections 4.1 through 4.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the FBR Group Entity or FBR Capital Markets Entity to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

ARTICLE V

OPTION

5.1.	Option.

(a) FBR Capital Markets hereby grants to FBR Group, on the terms and conditions set forth herein, a continuing right (the “Option”) to purchase (through FBR TRS) from FBR

Capital Markets, at the times set forth herein, such number of shares of Common Stock as is necessary to allow FBR Group to maintain the Ownership Percentage. The Option shall be assignable, in whole or in part and from time to time, by FBR Group to any FBR Group Entity. The exercise price for each share of Common Stock purchased pursuant to an exercise of the Option shall be the price paid to FBR Capital Markets for each share of the Common Stock issued by FBR Capital Markets in the related Issuance Event, as determined in good faith by the Audit Committee of the FBR Capital Markets Board.

(b) The provisions of Section 5.1(a) hereof notwithstanding, the Option granted pursuant to Section 5.1(a) shall not apply and shall not be exercisable in connection with the issuance by FBR Capital Markets of any shares of Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by FBR Capital Markets.

5.2.	Notice.

At least 20 business days prior to the issuance of any shares of Common Stock (other than in connection with the Offering, including the full exercise of any initial purchasers/placement agents’ additional-allotment option granted in connection therewith, and other than issuances of Common Stock to any FBR Group Entity) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Option, would result in a reduction in the Ownership Percentage, FBR Capital Markets will notify FBR Group in writing (an “Option Notice”) of any plans it has to issue such shares or the date on which such event could first occur. Each Option Notice must specify the date on which FBR Capital Markets intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an “Issuance Event” and the date of such issuance or event as an “Issuance Event Date”), the number of shares FBR Capital Markets intends to issue or may issue and the other terms and conditions of such Issuance Event.

5.3.	Option Exercise and Payment.

The Option may be exercised by FBR Group (or any FBR Group Entity to which all or any part of the Option has been assigned) for a number of shares equal to or less than the number of shares that are necessary for the FBR Group Entities to maintain, in the aggregate, the then-current Ownership Percentage. The Option may be exercised at any time after receipt of an applicable Option Notice and prior to the applicable Issuance Event Date by the delivery to FBR Capital Markets of a written notice to such effect specifying (i) the number of shares of Common Stock to be purchased by FBR Group, or any of the FBR Group Entities and (ii) a determination of the exercise price for such shares. Upon any such exercise of the Option, FBR Capital Markets will, prior to the applicable Issuance Event Date, deliver to FBR Group (or any FBR Group Entity designated by FBR Group), against payment therefor, certificates (issued in the name of FBR Group or its designated FBR Group Entity or its permitted assignee hereunder or as otherwise directed by FBR Group) representing the shares of Common Stock being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by FBR Capital Markets, for the full purchase price for such shares.

5.4.	Effect of Failure to Exercise.

Except as provided in Section 5.6, any failure by FBR Group to exercise the Option, or any exercise for less than all shares purchasable under the Option, in connection with any particular Issuance Event shall not affect FBR Group’s right to exercise the Option in connection with any subsequent Issuance Event; provided, however, that the Ownership Percentage following such Issuance Event in connection with which FBR Group so failed to exercise such Option in full or in part shall be recalculated as set forth in Section 1.1.

5.5.	The Offering.

Notwithstanding the foregoing, FBR Group shall not be entitled to exercise the Option in connection with the Offering if, upon the completion of the Offering, including the full exercise of any initial purchasers/placement agents’ additional-allotment option granted in connection therewith, the Ownership Percentage would be no less than 63.6%.

5.6.	Termination of Option.

The Option, or any part thereof assigned to any FBR Group Entity other than FBR TRS, shall terminate in the event that the Person to whom the Option, or such part thereof, has been transferred, ceases to be a FBR Group Entity for any reason whatsoever.

ARTICLE VI

TERM

This Agreement shall remain in effect until the Ownership Percentage is less than 50%, provided, however, that: (i) the provisions of Section 2.4 shall remain in effect until terminated in accordance with their terms; and (ii) the provisions of Article IV and Article V shall survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1.	Limitation of Liability.

Neither FBR Group nor FBR Capital Markets shall be liable to each other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

7.2.	Subsidiaries.

FBR Group agrees and acknowledges that FBR Group shall be responsible for the performance by each FBR Group Entity of the obligations hereunder applicable to such FBR Group Entity. FBR Capital Markets agrees and acknowledges that FBR Capital Markets shall be responsible for the performance by each FBR Capital Markets Entity of the obligations hereunder applicable to such FBR Capital Markets Entity.

7.3.	Amendments.

This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Subject to the approval requirements provided for in Section 2.3, any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of FBR Group and FBR Capital Markets by any of their respective presidents or vice presidents.

7.4.	Severability.

If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

7.5.	Notices.

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

(a)	if to FBR Capital Markets, to:

FBR Capital Markets Corporation

1001 Nineteenth Street North

Arlington, VA 22209

Attention: Chief Financial Officer

Telecopy No.:

(b)	if to FBR Group, to:

Friedman, Billings, Ramsey Group, Inc.

1001 Nineteenth Street North

Arlington, VA 22209

Attention: Chief Legal Officer

Telecopy No.:

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

7.6.	Further Assurances.

FBR Group and FBR Capital Markets shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

7.7.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

7.8.	Governing Law.

This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia.

7.9.	Entire Agreement.

This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

7.10.	Successors.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

7.11.	Specific Performance.

The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ Kurt R. Harrington
Name:	Kurt R. Harrington
Title:	SVP, CFO and Treasurer

FBR CAPITAL MARKETS CORPORATION

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP, General Counsel and Secretary